Exhibit 99.1

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER FY10 RESULTS

  Revenues increase by 30%, net income increases by 180%
   Company to host conference call today at 1 PM PST

CAMARILLO, California – October 28, 2009 -- AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter of fiscal 2010 ended September 30, 2009.
Net sales for the quarter increased to $4.5 million, compared with $3.4 million for the same period a year earlier.  The Company reported a net profit of $486,000, or $0.05 per share, compared with a net profit of $173,000, or $0.02 per share, for the same period a year earlier.

“We are very pleased to deliver a strong quarter of revenue and earnings growth,” said Jacob Inbar, President and Chief Executive Officer of AML.  “Our revenue growth was driven by $1.0 million of products delivered to the Unmanned Aerial Vehicles (UAV) market.  The UAV market continues to be a large opportunity for AML.  Our improved earnings are also being driven by increased gross margins due to investments in automation.”

AML/MPI Defense Segment
The Company’s core business is microwave amplifiers and integrated assemblies used by the defense industry in electronic warfare systems. This business is conducted by the Company’s two largest divisions, AML and MPI, which account for approximately 95% of the Company’s revenues.

Defense segment revenue for the quarter was $4.4 million, compared with $3.2 million in the same period last year.  Revenue was positively impacted by $1.0 million in shipments to the UAV market.
Defense segment net profit for the quarter was $492,000, compared with $152,000 in the same period last year.  Profitability was positively impacted by improved gross margins. Gross margin for the quarter was 51% compared with 44% for the same period last year. The increased gross margin is attributed to investments made in automation and consequently in reduction of direct labor. Reduction in direct labor cost for the quarter contributed 3% to the gross margin increase.

Conference Call
For further details on the quarter, investors are invited to join AML’s conference call scheduled for 1:00 PM PST, today, October 28, 2009.

The conference call dial-in number is 1-877-212-8197 for domestic participants and 1-816-249-4432 for international participants. The Conference ID number is 38336022.  A replay of the call will be available for playback through the Company’s website,
http://www.amlj.com/ir.html, after 6:00 AM Pacific Time on Friday, October 30, 2009.

About AML Communications
AML Communications is a designer, manufacturer, and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance, and price leadership, AML is committed to mission success. The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

Forward-Looking Statements
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Contacts:

Jacob Inbar
President and Chief Executive Officer
AML Communications, Inc
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285

# # #

AML COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales	$4,457,000	$3,437,000	$7,808,000	$6,697,000
Cost of goods sold	2,204,000	1,936,000	4,175,000	3,718,000
Gross profit	2,253,000	1,501,000	3,633,000	2,979,000

Operating expenses:
Selling, general & administrative	854,000	730,000	1,547,000	1,465,000
Research and development	567,000	500,000	1,102,000	981,000
Total operating expenses	1,421,000	1,230,000	2,649,000	2,446,000

Income from operations	832,000	271,000	984,000	533,000

Gain on settlement of debt	-	45,000	-	567,000
Other income/(Interest & other expense), net	(22,000)	(26,000)	(20,000)	(60,000)
Total other income (expense)	(22,000)	19,000	(20,000)	507,000
Income before provision for income taxes	810,000	290,000	964,000	1,040,000
Provision for income taxes	324,000	117,000	385,000	416,000
Net income	$486,000	$173,000	$579,000	$624,000

Basic earnings per common share	$0.05	$0.02	$0.05	$0.06

Basic weighted average number of shares of common stock outstanding	10,616,000	10,583,000	10,627,000	10,503,000

Diluted earnings per common share	$0.05	$0.02	$0.05	$0.06

Diluted weighted average number of shares of common stock outstanding	10,719,000	10,770,000	10,702,000	10,902,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.